Exhibit 10.1

November 5, 2014

[Name]
[Job Title]
Encore Capital Group, Inc.
3111 Camino Del Rio North, Suite 103
San Diego, California 92108

Re: Grant of Special Equity Award

Dear [Name]:

Encore Capital Group, Inc. (“Encore”) is pleased to grant you a special one-time equity award of performance shares (in addition to your annual equity award) in recognition of your importance to the Encore team and the service you will perform over the next several years. This special equity award (“Award”) is designed so that you are rewarded if Encore’s stock price increases by 15% over the next three years. This letter (“Agreement”) will serve as the agreement between you and Encore with respect to this Award. The terms and conditions of the Award are as follows:

1.    Grant of Award. The Award is granted pursuant to and in accordance with the Encore Capital Group, Inc. 2013 Incentive Compensation Plan, as amended (“Plan”). Capitalized terms not defined in this Agreement will have the definitions ascribed to them in the Plan. If any provision of this Agreement conflicts with any provision of the Plan, the provision of the Plan will control and prevail. A copy of the Plan is enclosed with this letter and you acknowledge receipt of the Plan.

2.    [Prerequisite. The Award is subject to you becoming a participant in the Encore Capital Group, Inc. Executive Separation Plan (“ESP”). If you do not sign a participation agreement under the ESP and, if applicable, give up all of your rights under your severance protection letter dated [__________], this Award shall be null and void ab initio.]

3.    Number of Shares. Effective immediately, Encore grants you the Award consisting of [__________] shares of Common Stock (“Shares”). These Shares will be subject to both performance vesting and time vesting. The Shares will only fully vest on the date that both the performance-vesting condition and the time-vesting condition are met. The Award will be divided into three tranches as follows:

•	Tranche 1: [1/3 of Shares]

•	Tranche 2: [1/3 of Shares]

•	Tranche 3: [1/3 of Shares]

4.    Performance Vesting. The Shares will performance vest as follows:

(a)    Tranche 1 will vest on the earlier of (A) the date that Fair Market Value of a Share of Common Stock equals or exceeds $49.51 for 15 days in any 20 consecutive trading-day period commencing on or after January 1, 2015 and ending on or before December 31, 2015 and the average of the Fair Market Value of a Share of Common Stock during such 20 consecutive trading-day equals or exceeds $49.51, or (B) the date that Fair Market Value of a Share of Common Stock equals or exceeds

$65.47 for 15 days in any 20 consecutive trading-day period commencing on or after January 1, 2017 and ending on or before December 31, 2017 and the average of the Fair Market Value of a Share of Common Stock during such 20 consecutive trading-day equals or exceeds $65.47,

(b)    Tranche 2 will vest on the earlier of (A) the date that Fair Market Value of a Share of Common Stock equals or exceeds $56.93 for 15 days in any 20 consecutive trading-day period commencing on or after January 1, 2016 and ending on or before December 31, 2016 and the average of the Fair Market Value of a Share of Common Stock during such 20 consecutive trading-day equals or exceeds $56.93, or (B) the date that Fair Market Value of a Share of Common Stock equals or exceeds $65.47 for 15 days in any 20 consecutive trading-day period commencing on or after January 1, 2017 and ending on or before December 31, 2017 and the average of the Fair Market Value of a Share of Common Stock during such 20 consecutive trading-day equals or exceeds $65.47,

(c)    Tranche 3 will vest on the date that Fair Market Value of a Share of Common Stock equals or exceeds $65.47 for 15 days in any 20 consecutive trading-day period commencing on or after January 1, 2017 and ending on or before December 31, 2017 and the average of the Fair Market Value of a Share of Common Stock during such 20 consecutive trading-day equals or exceeds $65.47.

5.    Time Vesting. Provided that you have been continuously employed with Encore or any of its affiliates as of the dates shown below, the Shares will time vest as follows:

•Tranche 1 on December 31, 2017
•Tranche 2 on December 31, 2018
•Tranche 3 on December 31, 2019.

6.    Change-in-Control Vesting. Notwithstanding the above, if there is a Change in Control (as such term is defined under the ESP) on or before December 31, 2017, the Award will performance vest (if not already vested) on the date of such Change in Control as follows:

(a)    Tranche 1 will performance vest if the Fair Market Value of a Share of Common Stock on the date of the Change in Control equals or exceeds $49.51.

(b)    Tranche 2 will performance vest if the Fair Market Value of a Share of Common Stock on the date of the Change in Control equals or exceeds $56.93.

        (c)    Tranche 3 will performance vest if the Fair Market Value of a Share of Common Stock on the date of the Change in Control equals or exceeds $65.47.

The Change in Control only affects the performance vesting of the Award; it does not affect time vesting of each Tranche as set forth in Paragraph 5 above.

7.    Separation from Service. If you separate from service, the Award will vest or be forfeited as follows under the following separation events:

(a)    Separation due to death, Disability (as such term is defined in the ESP) or Retirement (as such term is defined in the ESP) prior to January 1, 2018: Shares that have performance vested but have not yet time vested will immediately and fully time vest on the date of separation. Shares that have not performance vested will continue to be subject to performance vesting, and those Shares that performance vest after the date of separation will become fully time vested on December 31,

2017 on a pro rata basis based on the number of full and partial months you were employed during the applicable performance period for each tranche.
Example 1: You separate from service due to Retirement on June 20, 2016. Tranches 1 and 2 did not performance vest prior to your date of separation, but all Tranches performance vest on December 31, 2017 after your date of separation. You will receive 100% of the Tranche 1 Shares because you worked the full Tranche 1 performance period (12 months/12 months) and you will receive 50% of the Tranche 2 Shares because you worked part of the Tranche 2 performance period (6 months/12 months).

Example 2: You separate from service due to Retirement on June 20, 2016. Tranche 1 performance vests during 2015 and prior to your date of separation. All of the Tranche 1 Shares will immediately and fully time vest on your date of separation. Tranche 2 does not performance vest in 2016 but does performance vest in 2017 because Tranche 3 performance vests in 2017. You will receive 50% of the Tranche 2 Shares because you worked part of the Tranche 2 performance period (6 months/12 months) and 0% of the Tranche 3 Shares because you did not work at all during the Tranche 3 performance period (0 months/12 months).

Example 3: You separate from service due to Retirement on June 20, 2016. Tranche 1 performance vests during 2015 and prior to your date of separation. All of the Tranche 1 Shares will immediately and fully time vest on your date of separation. Tranche 2 does not performance vest in 2016 and it also does not performance vest in 2017 because Tranche 3 does not performance vest in 2017. You will receive 0% of the Tranche 2 Shares because they did not performance vest at all. You will receive 0% of the Tranche 3 Shares because they did not performance vest and you were not employed during the Tranche 3 performance period.

(b)    Separation due to death, Disability or Retirement on or after January 1, 2018: Shares that have performance vested but have not yet time vested will immediately and fully vest; Shares that have not performance vested will have already been forfeited.

(c)    Separation due to Cause (as such term is defined in the ESP) or for a Quit (as such term is defined in the ESP): All Shares will be immediately forfeited (if not already forfeited).

(d)    Separation without Cause or (if applicable) for Good Reason (as such term is defined in the ESP): Shares that have performance vested but have not time vested will immediately and fully vest; Shares that have not performance vested will be immediately forfeited (if not already forfeited).

8.    Securities Law Compliance. You may not be issued any Shares under your Award unless the Shares are either: (i) then registered under the Securities Act; or (ii) Encore has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such Shares if Encore determines that such receipt would not be in material compliance with such laws and regulations.

9.    Limitation on Transfer. Your Award is not transferable, except by will or by the laws of descent and distribution. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the Shares until the Shares are vested in accordance with this Agreement. After the Shares have vested, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such Shares provided that any such actions are in compliance with the provisions herein and applicable securities laws.

10.    Dividends. You shall be entitled to receive payments equal to any cash dividends and other distributions paid with respect to the Shares covered by your Award, provided that such distributions shall be converted into additional Shares covered by the Award. If such distributions are paid in cash, you shall be credited with additional Shares covered by the Award in an amount equal to (i) the amount of the dividends or other distributions paid on that number of Shares equal to the aggregate number of Shares covered by the Award as of that date divided by (ii) the Fair Market Value of a Share of Common Stock as of such date. The additional Shares credited shall be subject to the same vesting and forfeiture restrictions as the Shares covered by the Award with respect to which they relate.

11.    Restrictive Legends. The Shares issued under your Award shall be endorsed with appropriate legends determined by Encore.

12.    Award Not a Service Contract. Your employment with Encore or an affiliate is not for any specified term and may be terminated by you or by Encore or an affiliate at any time, for any reason, with or without Cause and with or without notice. Nothing in this Agreement (including, but not limited to, the vesting of your Award pursuant to the schedule set forth herein), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, Encore or an affiliate; (ii) constitute any promise or commitment by Encore or an affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive Encore of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the schedule set forth herein is earned only by continuing as an employee, director or consultant at the will of Encore (not through the act of being hired, being granted this Award or any other award or benefit) and that Encore has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You further acknowledge and agree that such a reorganization could result in the termination of your employment, or the termination of affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with your right or Encore’s right to terminate your employment at any time, with or without Cause and with or without notice.
13.    Withholding Obligations. On or before vesting of the Shares pursuant to your Award, or at any time thereafter as requested by Encore, you hereby authorize withholding from payroll and/or any other amounts payable to you, provided that any such withholding will not be in excess of the minimum statutory withholding requirement, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of Encore or an Affiliate, if any, which arise in connection with your Award. If permissible under applicable law, Encore may, in its sole discretion: (i) sell or arrange for the sale, on your behalf, of Shares acquired by you to meet the withholding obligation and/or (ii) withhold in Shares, provided that only the amount of Shares necessary to satisfy the minimum withholding amount are withheld. Encore also reserves the right to require that you assume liability for any tax- and/or social insurance-related charges that may otherwise be due by Encore or an Affiliate with respect to the Award, if Encore determines in its sole discretion that such charges may legally be transferred to you. To the extent that liability for any such charges is transferred to you, such charges will be subject to the applicable withholding methods set forth in this Section 13.
Unless the tax withholding obligations of Encore and/or any affiliate are satisfied, Encore shall have no obligation to remove the restrictive legends from the Shares subject to your Award.
14.    Notices. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by Encore to you, 5 days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to Encore.
15.    Miscellaneous. The rights and obligations of Encore under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by Encore’s successors and assigns.
For purposes of your personal tax planning, you may make an election under Section 83(b) within 30 days of the date of grant; however, this election by you will be in your sole discretion. We strongly advise you to consult with your personal legal, tax and financial advisors before you make such an election.
You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of Encore to carry out the purposes or intent of your Award.
You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.
16.    Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.
17.    Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any paragraph of this Agreement (or part of such a paragraph) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.
18.    Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by Encore or any

Affiliate, except as such plan otherwise expressly provides. Encore expressly reserves its rights to amend, modify, or terminate any of Encore’s or any affiliate’s employee benefit plans.
19.    Amendment. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of Encore. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided here.

If the terms and conditions of this Agreement are acceptable to you, please sign below.

Sincerely,

[Name]
[Title]
Encore Capital Group, Inc.

ACCEPTED AND AGREED:

[Name]	Date